EXHIBIT 99.2


April 16, 2001

Dear E.W. Blanch Employees:

I am pleased to tell you that we are announcing today that Benfield Greig will acquire our company for approximately $179 million, or $13.50 per share in cash.

As you know, we have been conducting an extensive process to examine our strategic options for several months, and we determined that this transaction with Benfield Greig best meets our goal of serving the needs of our shareholders, clients, and you, our employees.

We are very excited about this transaction, and we believe that Benfield Greig is an excellent partner for us. This transaction will create a truly global franchise. Together, we will be the third largest reinsurance broker and the largest privately owned reinsurance intermediary in the world, with revenues in excess of $400 million. By adding E.W. Blanch's leading U.S. market position to Benfield Greig's existing premier international platform, we will create a powerful independent global reinsurance brokerage force.

Benfield Greig and E.W. Blanch are truly compatible businesses and are both highly innovative, client focused and driven organizations. Benfield Greig's international presence generally complements E.W. Blanch's strong domestic and London operations. Both Benfield Greig and E.W. Blanch have leading reputations for technical and analytical expertise in their respective markets. The combined firm will also have worldwide catastrophe modeling and risk management expertise as well as a global presence through 30 offices worldwide and over 1,700 employees.

Following the merger, the enlarged group's U.S. operations will be renamed Benfield Blanch. The new entity will be privately held, and we believe both customers and employees will benefit from a private firm's ability to make decisions for the long-term. Current Benfield Greig shareholders include some of the world's leading insurers and reinsurers. In addition, almost all Benfield Greig employees are currently shareholders of Benfield Greig and we expect there will be ownership opportunities for employees of the new combined entity.

The geographic synergy that is at the heart of this transaction should result in significant additional opportunities for E.W. Blanch's employees. In other words, the combined operations will expand rather than reduce the U.S. platform of E.W. Blanch. We look forward to working with the Benfield Greig team to ensure a rapid and seamless integration of our companies. While some expense savings may also be achieved, we expect only limited headcount reductions.

The merger should be completed within two months. In the meantime, it is essential that we maintain our focus on our key objective - providing our customers with the same outstanding service they have come to expect from us.

The strength of E.W. Blanch has always been you - our tremendously talented employees - who have remained steadfast in building and delivering consistent, sustainable, profitable growth and serving our customers well.

I know I can count on you to continue E.W. Blanch's high level of professionalism and skill as we enter this new phase. Your efforts have helped make E.W. Blanch a great company, and I am very proud to work with you. I want to personally thank you for all you have done and for your continued support.

A worldwide conference call is scheduled for later this morning to provide additional information.

Attached, also please find a copy of the letter we are sending to our customers discussing this combination.

Sincerely,


Chris Walker
Chairman, CEO and President